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Exhibit 5.1



                                McGuireWoods LLP
                         9 West 57th Street, Suite 1620
                         New York, New York 10019-2602



April 17, 2002



Board of Directors
On2 Technologies, Inc.
145 Hudson Street
New York, NY 10013



Ladies and Gentlemen:



    We are acting as counsel to On2 Technologies, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of Amendment Number 3 to the Registration Statement on Form SB-2 (Registration No. 333-74194) (the "Registration Statement") relating to the offer and sale pursuant to the Registration Statement, by the Selling Stockholders identified in the Registration Statement, of (1) 4,704,717 shares (the "Issued Shares") of Common Stock, par value $0.001 per share, of the Company issued in connection with private placements to various selling stockholders and (2) up to 9,000,000 shares (the "Equity Line Shares") of Common Stock, par value $0.001 per share of the Company, issuable in connection with a common stock purchase agreement, dated as of November 21, 2001 between the Company and Crossover Ventures, Inc. This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.



    In reaching the opinion stated in this letter, we have reviewed originals of copies of the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, both as amended to date, and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.



    Based upon the foregoing, it is our opinion that the Issued Shares are duly authorized, validly issued, fully paid and nonassessable, and that the Equity Line Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.



    The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.



    We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



    This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.



                                          Very truly yours,
                                          /s/ McGuireWoods, LLP____


                                             McGuireWoods, LLP